Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Circuit City Stores, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-56697, 33-36650, 33-64757, 333-02971, 333-20303, 333-25451, 333-27933, 333-34539, 333-86439, 333-52935, 333-43052, 333-56662, 333-109071, 333-105736, 333-115439, 333-119936, 333-126254 and 333-129432) on Form S-8 of Circuit City Stores, Inc. and subsidiaries of our reports dated May 10, 2006, with respect to the consolidated balance sheets of Circuit City Stores, Inc. and subsidiaries as of February 28, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended February 28, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2006, and the effectiveness of internal control over financial reporting as of February 28, 2006, which reports appear in the February 28, 2006, annual report on Form 10-K of Circuit City Stores, Inc.

Our report on the consolidated financial statements of Circuit City Stores, Inc. and subsidiaries refers to a change in the method of accounting for conditional asset retirement obligations in 2006.

/s/ KPMG

Richmond, Virginia

May 10, 2006